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                                                                    EXHIBIT 99.3

[LOGO OF MGI PHARMA, INC.]


NEWS RELEASE                               CONTACT:
                                                Maggie P. Knack
FOR IMMEDIATE RELEASE                           Director, Investor Relations
April 17, 2002                                  952-346-4771
                                                IR@mgipharma.com


                MGI PHARMA STOPS PHASE 3 IROFULVEN CLINICAL TRIAL
                    FOR REFRACTORY PANCREATIC CANCER PATIENTS

         Irofulven Development Program Continues For Other Tumor Targets

MINNEAPOLIS, April 17, 2002 - MGI PHARMA, INC., (Nasdaq: MOGN) today announced that it has stopped its Phase 3 clinical trial of its anti-cancer drug candidate, irofulven, for gemcitabine-refractory pancreatic cancer patients. Despite evidence of irofulven activity, preliminary analysis of the Phase 3 data by an independent Data and Safety Monitoring Board (DSMB) indicated that the comparator agent 5-fluorouracil (5-FU) demonstrated a greater than expected survival benefit, making it statistically improbable that the final study results could achieve MGI's planned objectives for the trial. For this reason, MGI will no longer pursue this specific indication for irofulven in gemcitabine-refractory pancreatic cancer. Irofulven will continue to be available to currently-enrolled pancreatic cancer patients in this trial who are experiencing clinical benefit.

"Certainly, we are disappointed with this recent development. Although irofulven appears to have provided benefit to some pancreatic cancer patients in this trial, it was surprising that 5-FU performed substantially above the trial design assumptions," said Chuck Blitzer, MGI's president and CEO. "This Phase 3 trial of irofulven for the treatment of pancreatic cancer was but one trial in MGI's larger program to treat a variety of solid tumors and we will now focus our energies on other ongoing and planned clinical trials of irofulven."

The Company plans to continue its broad irofulven development program, including the evaluation of irofulven as monotherapy as well as in combination therapy for tumor types affecting large numbers of patients. Previous and ongoing Phase 2 clinical trials have demonstrated activity of irofulven in other tumors, such as ovarian, prostate, and hepatocellular cancer. In preclinical models, irofulven has demonstrated profound anti-tumor activity when combined with other agents, leading to a series of Phase 1 clinical trials of irofulven in combination with approved agents such as irinotecan, gemcitabine, docetaxel, and cisplatin. Combination therapies represent MGI's best opportunity to develop irofulven for use in prevalent tumor types, such as breast, lung, and colon cancers.
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MGI PHARMA, Inc.
Stops Phase 3 Clinical Trial of Irofulven
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"Refractory pancreatic cancer remains one of the most difficult cancers to treat and it is unfortunate that there currently remains no truly effective therapy for this patient population," said Michael Cullen, M.D., the Company's chief medical officer.

About Irofulven
---------------
Irofulven (also known as MGI 114, hydroxymethylacylfulvene, or HMAF) is the first product candidate being developed by MGI PHARMA from its family of proprietary anti-cancer compounds called acylfulvenes. Irofulven is currently being tested in a series of clinical trials for the treatment of solid tumors, across a variety of cancers. Irofulven has demonstrated anti-tumor activity as a single agent in clinical testing against pancreatic, ovarian, prostate and hepatocellular cancers. Irofulven is also being studied for use in combination with Camptosar(R) (CPT-11 or irinotecan), Gemzar(R) (gemcitabine hydrochloride), Taxotere(R) (docetaxel), and cisplatin. Side effects from irofulven are similar to marketed chemotherapies and include bone marrow suppression (decreases in platelets or white blood cell counts), nausea, vomiting, fatigue, and visual disturbances.

Patients and health care providers seeking more information on the various irofulven clinical trials may call MGI PHARMA toll-free at 1-800-562-5580 and press 1 to reach our Medical Communications Help Line or the National Cancer Institute's Cancer Information Service at 1-800-4-CANCER (TTY 1-800-332-8615).

Updated Conference Call & Webcast Information
---------------------------------------------
MGI PHARMA's management team will discuss this irofulven Phase 3 trial announcement as well as the preliminary analysis of the pivotal Phase 3 trials of palonosetron announced separately today, along with the Company's 2002 first quarter financial results, during a conference call at 9:00 a.m. Eastern Time today, Wednesday, April 17, that will be broadcast live over the Internet. Interested parties may access the webcast via MGI's Web site at www.mgipharma.com. This conference call was re-scheduled from Wednesday
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afternoon to this earlier 9:00 a.m. morning time.

About MGI PHARMA
----------------
MGI PHARMA, Inc., is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI is building a balanced portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. The company focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's web site at www.mgipharma.com.
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This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," " expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the
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MGI PHARMA, Inc.
Stops Phase 3 Clinical Trial of Irofulven
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results discussed in these statements. Factors that might cause the Company's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA's product candidates, such as irofulven, to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA's marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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